EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this "Agreement"), dated as of July 26, 2022, is by and between Tego Cyber Inc., a Nevada corporation (the "Company"), and Alissa V. Knight ("Executive").

WHEREAS, the Company desires to employ Executive pursuant to the terms and conditions set forth in this Agreement, and Executive is willing and able to render such services and desires to do so on the terms and conditions hereinafter set forth herein.

WHEREAS, this Agreement shall superseded and replace all prior agreements and understanding, oral or written, between the Company and the Exectuive.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and promises contained herein and for good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, each intending to be legally bound hereby, agree as follows:

1. Employment. This Agreement shall become effective upon the first day of August 1, 2022 (the "Effective Date"). On the terms and subject to the conditions set forth herein, the Company hereby agrees to employ Executive under this Agreement, and Executive hereby agrees to such employment under the terms and conditions set forth in this Agreement, for the Employment Term (as defined below). During the Employment Term, Executive shall initially serve as the Chief Marketing Officer ("CMO") of the Company and shall report to the Board of Directors of the Company (the "Board"), performing such duties and responsibilities as are customarily attendant to such position and such other duties and responsibilities as may from time to time be assigned to Executive by the Board consistent with such position.

2. Best Efforts; Conflicts. Executive shall serve the Company faithfully and to the best of Executive's ability and shall devote sufficient time and energy to fulfil the role of CMO of the Company. The Company acknowledges that the Excutive has been, and may in the future be, engaged to provide services to other companies in the industry in which the Company is involved. The Company acknowledges and agrees that nothing contained in this Agreement shall limit or restrict the right of the Executive to be a member, manager, partner, officer, director, employee, agent or representative of, investor in, or to engage in, any other business, whether or not of a similar nature to the Company's business, nor to limit or restrict the right of the Executive to render services of any kind to any other corporation, firm, individual or association.

3. Employment Term. Executive's employment with the Company, and Executive's services to the Company's direct or indirect parents or subsidiaries, pursuant to this Agreement shall be "at will" and either the Company or Executive may terminate the employment relationship at any time in accordance with the provisions of Section 7. The period during which Executive is employed by the Company pursuant to this Agreement shall be referred to as the "Employment Term".

4. Principal Location. Executive's principal place of employment shall be considered to be Company's offices located in Las Vegas, Nevada or such other location or locations, as the Board may from time to time designate, provided that Executive may work remotely from her home, subject to required travel and except as is reasonably necessary to satisfactorily perform her duties and responsibilities in the office as the Board determines and Executive shall travel to the Company's offices located in Las Vegas, Nevada, or such other location(s), as the Board reasonably requires.

5. Compensation and Benefits.

(a) Base Salary. As compensation for Executive's services hereunder and in consideration of Executive's other agreements hereunder, during the Employment Term, the Company shall pay Executive a base salary ("Base Salary") an annual rate of $1.00 dollar (the receipt and sufficiency of which is hereby acknowledged), subject to periodic review by the Board, at such times as determined in its discretion.

(b) Benefits. During the Employment Term, Executive shall, subject to and in accordance with the terms and conditions of the applicable plan documents and all applicable laws, be eligible to participate in all of the employee benefit, fringe and perquisite plans, practices, policies and arrangements the Company makes available from time to time to its senior executives generally, which may be amended or terminated by the Company at any time in its sole discretion. The amount, eligibility and extent of the benefits shall be governed by the applicable plan documents as in effect from time to time.

(c) Performance Share Compensation. During the Employment Term, the Executive shall be entitled to earn Performance Share Compensation which shall be determined based on certain achievements "Performance Goals". For purposes of this Agreement, the Performance Goals shall be the number of new paying subscribers, on an accrued basis, that the Executive is directly responsible for signing during the Term of this Agreement, as outlined in the table below. The Vesting Date shall be the date on which a Performance Goal is met.

Performance Goal # Subscribers on Accumulated Basis	Performance Share Compensation # Shares
Less than 10	Nil
10 Subscribers	100,000
20 Subscribers	100,000
30 Subscribers	100,000
40 Subscribers	100,000
50 Subscribers	100,000
60 Subscribers	100,000
70 Subscribers	100,000
80 Subscribers	100,000
90 Subscribers	100,000
100 Subscribers	100,000

The shares of common stock to be issued by the Company upon vesting will not be registered and are being issued pursuant to a specific exemption under the Securities Act, as well as under certain state securities laws for transactions by an issuer not involving any public offering or in reliance on limited federal preemption from such state securities registration laws.

(d) Business Expenses. Executive shall be reimbursed by the Company for all reasonable and necessary business expenses actually incurred by Executive in performing Executive's duties hereunder. All payments under this Section 5(d) will be made in accordance with policies established by the Company from time to time and subject to receipt by the Company of appropriate documentation.

6. Confidential Information.

(a) Confidential Information. Executive acknowledges that in the course of Executive's employment with the Company, Executive will become familiar with the Company's and its subsidiaries' and affiliates' trade secrets and with other confidential and proprietary Confidential Information.

(i) Confidential Information and Company Property. Executive acknowledges that the Company, as well as its subsidiaries and affiliates, and their respective successors possess certain Confidential Information which has been and may be revealed to or learned by Executive during her employment with Company. Executive acknowledges that the term "Confidential Information" includes all information that has or could have commercial value or other utility in Company's Business, or the unauthorized disclosure of which could be detrimental to the Company's interests, whether or not such information is specifically identified as Confidential Information by Company.

(ii) Company's Business. Executive acknowledges that the Company's "Business" includes all businesses in which Company is planning or preparing to engage in and all businesses in which Company is currently engaged, including but not limited to developing and distributing a cyber threat intelligence application that integrates with top end security platforms to gather, analyze, and proactively identify threats to an enterprise network, as well as other similar businesses that the Company may enter, plan to enter, or prepare to enter subsequent to the date that this Agreement is executed.

(iii) Confidential Information Defined. "Confidential Information" includes, but is not limited to, any and all information, whether or not meeting the legal definition of a trade secret, concerning Company's actual, planned or contemplated: (i) marketing plans, business plans, strategies, forecasts, budgets, projections and costs; (ii) personnel information; (iii) customer, vendor and supplier lists; (iv) customer, vendor and supplier needs, transaction histories, contacts, volumes, characteristics, agreements and prices; (v) promotions, operations, sales, marketing, and research and development; (vi) business operations, internal structures and financial affairs; (vii) software and operating systems and procedures; (viii) pricing structure of Company's services and products; (ix) proposed services and products; (x) contracts with other parties; and (xi) performance characteristics of Company's products. Confidential Information does not include information that has become widely known to the public other than through the improper disclosure of Executive. Notwithstanding anything to the contrary in this Agreement, however, Confidential Information includes any and all information that Company is obligated to maintain as confidential. During the term of Executive's employment with the Company and thereafter, Executive will not, directly or indirectly, use or disclose to anyone, or authorize disclosure or use of, any of the Confidential Information revealed to, learned by or created by Executive during the course of her employment with Company, unless such use or disclosure is both consistent with Company's obligations and is for the sole purpose of carrying out Executive's duties to Company. Executive further agrees that she will take all reasonable efforts to protect the confidentiality of Confidential Information.

(iv) Company Property. Executive acknowledges that Confidential Information is essential to Company's Business. Executive agrees that at the cessation of her employment she will return to Company immediately any and all Company property and documents and other electronic or hard copy media containing Confidential Information (and all copies thereof) in Executive's possession, custody or control. Company's property includes but is not limited to all financial books, records, instruments and documents; customer lists; data; reports; programs; software; hardware; tapes; rolodexes; telephone and address books; card decks; listings; programming; customer files and records; and any and all other instruments, records and documents recorded or stored on any medium whatsoever relating or pertaining, directly or indirectly, to corporations, governmental entities and other persons and entities with whom Company has or has had contractual relations, the services or products provided by Company, or Company's Business or business affairs.

(v) Required Disclosure. If Executive is requested or required (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or other process) to disclose Confidential Information, Executive will immediately notify Company of such request or requirement so that Company may take any action deemed by Company to be necessary or

advisable to protect the confidentiality of the Confidential Information. Unless Company waives the protections of this Agreement in writing, Executive agrees to take all lawful steps to protect the confidentiality of the Confidential Information and to cooperate fully with Company's efforts to protect the confidentiality of the Confidential Information, including but not limited to, seeking a protective order and refusing to produce such Confidential Information unless compelled to do so by a final order which has been upheld by the highest appellate court having jurisdiction over the matter. If Executive is ultimately compelled to disclose Confidential Information, Executive agrees to take all lawful efforts to limit the dissemination of, and maintain the confidentiality of, the Confidential Information. The Company agrees to reimburse Executive for reasonable expenses incurred by Executive in complying with this Section.

(b) Permitted Conduct. Nothing in this Agreement, restricts or prohibits Executive from initiating communications directly with, responding to any inquiries from, providing testimony before, providing Confidential Information to, reporting possible violations of law or regulation to, or from filing a claim or assisting with an investigation directly with, a self-regulatory authority or a government agency or entity, including the U.S. Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General or from making other disclosures that are protected under the whistleblower provisions of state or federal law or regulation. Moreover, Executive is hereby advised that federal law provides that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret under either of the following conditions: (i) where the disclosure is made (A) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) where the disclosure is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. *See* 18 U.S.C. §1833(b)(1). Federal law also provides that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (x) files any document containing the trade secret under seal; and (y) does not disclose the trade secret, except pursuant to court order. *See* 18 U.S.C. §1833(b)(2).

7. Termination.

(a) Executive is employed as an at-will employee by the Company and nothing contained in this Agreement is intended by the parties to alter the at-will employment relationship. Either party may terminate the employment relationship at any time, with or without notice or cause. The Employment Term shall end on the Executive's last day of employment with the Company.

(b) In the event that the employment relationship is terminated, this Agreement shall automatically and immediately terminate; provided, however, that the provisions of this Agreement which obligate Executive and the Company beyond the date that Executive is employed shall survive the termination of this Agreement. By way of clarification and not limitation, all rights to receive benefits, Base Salary, expense payments, and benefits eligibility shall automatically and immediately terminate upon the termination of employment but the provisions of confidentiality contained shall continue in full force and effect in accordance with its terms.

8. Arbitration. The Company and Executive agree that, in the event of any dispute under the provisions of this Agreement, other than a dispute in which the primary relief sought is an equitable remedy such as an injunction, the parties shall be required to have the dispute, controversy or claim adjudicated by arbitration in the State of Nevada in accordance with the National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association, before a panel of three arbitrators, two of whom shall be selected by the Company and Executive, respectively, and the third of whom shall be selected by the other two arbitrators. Any award entered by the arbitrators shall be final, binding and non-

appealable and judgment may be entered thereon by either party in accordance with applicable law in any court of competent jurisdiction. This arbitration provision shall be specifically enforceable. The arbitrators shall have no authority to modify any provision of this Agreement or to award a remedy for a dispute involving this Agreement other than a benefit specifically provided under or by virtue of the Agreement.

9. Notices. All notices, requests, demands, claims, consents and other communications which are required, permitted or otherwise delivered hereunder shall in every case be in writing and shall be deemed properly served if: (a) delivered personally, (b) sent by registered or certified mail, in all such cases with first class postage prepaid, return receipt requested, or (c) delivered by a recognized overnight courier service, to the parties at the addresses as set forth below:

If to the Company: Tego Cyber, Inc.
8565 S. Eastern Avenue
Suite 150
Las Vegas, Nevada 89123

If to Executive: Alissa V. Knight
1980 Festival Plaza Drive, Suite 300
Las Vegas, Nevada 89147

or to such other address as shall be furnished in writing by either party to the other party; provided that such notice or change in address shall be effective only when actually received by the other party. Date of service of any such notices or other communications shall be: (a) the date such notice is personally delivered, (b) three days after the date of mailing if sent by certified or registered mail, or (c) one business day after date of delivery to the overnight courier if sent by overnight courier.

10. Section 409A. The intent of the parties is that payments and benefits under this Agreement comply with or be exempt from Section 409A of the Code and the regulations and guidance promulgated thereunder (collectively "Code Section 409A"), and the Company shall have complete discretion to interpret and construe this Agreement and any associated documents in any manner that establishes an exemption from (or compliance with) the requirements of Code Section 409A. The Company makes no representation or warranty and shall have no liability to Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Code Section 409A, but do not satisfy an exemption from, or the conditions of, Code Section 409A.

11. General.

(a) Governing Law. Except as set forth herein, this Agreement shall be governed by and construed in accordance with the laws of the State of Nevada, without reference to choice of law or conflicts of law rules.

(b) Construction and Severability. Whenever possible, each provision of this Agreement shall be construed and interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by, or invalid, illegal or unenforceable in any respect under, any applicable law or rule in any jurisdiction, such prohibition, invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other jurisdiction, and the parties undertake to implement all efforts which are necessary, desirable and sufficient to amend, supplement or substitute all and any such prohibited, invalid, illegal or unenforceable provisions with enforceable and valid provisions in such jurisdiction which would produce as nearly as may be possible the result previously intended by the parties without renegotiation of any material terms and conditions stipulated herein.

(c) Cooperation. During the Employment Term and thereafter, Executive shall cooperate with the Company and be reasonably available to the Company with respect to continuing and/or future matters related to Executive's employment period with the Company and/or any its subsidiaries and affiliates, whether such matters are business-related, legal, regulatory or otherwise (including, without limitation, Executive appearing at the Company's request to give testimony without requiring service of a subpoena or other legal process, volunteering to the Company all pertinent information and turning over to the Company all relevant documents which are or may come into Executive's possession). Following the Employment Term, the Company shall reimburse Executive for all reasonable out of pocket expenses incurred by Executive in rendering such services that are approved by the Company.

(d) Successors and Assigns. This Agreement shall bind and inure to the benefit of and be enforceable by the Company and its successors and assigns and Executive and Executive's heirs, executors, administrators, and successors; provided that the services provided by Executive under this Agreement are of a personal nature, and rights and obligations of Executive under this Agreement shall not be assignable or delegable, except for any death payments otherwise due Executive, which shall be payable to the estate of Executive; provided further the Company may assign this Agreement to, and all rights hereunder shall inure to the benefit of, any subsidiary or affiliate of the Company or any person, firm or corporation resulting from the reorganization of the Company or succeeding to the business or assets of the Company by purchase, merger, consolidation or otherwise; and provided further that in the event of Executive's death, any unpaid amount due to Executive under this Agreement shall be paid to Executive's estate.

(e) Executive's Representations. Executive hereby represents and warrants to the Company that: (i) the execution, delivery and performance of this Agreement by Executive does not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which Executive is bound; (ii) Executive is not a party to or bound by any employment agreement, noncompetition or nonsolicitation agreement or confidentiality agreement with any other person or entity besides the Company and (iii) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of Executive, enforceable in accordance with its terms. **EXECUTIVE HEREBY ACKNOWLEDGES AND REPRESENTS THAT EXECUTIVE HAS CONSULTED WITH INDEPENDENT LEGAL COUNSEL REGARDING EXECUTIVE'S RIGHTS AND OBLIGATIONS UNDER THIS AGREEMENT, TO THE EXTENT DETERMINED NECESSARY OR APPROPRIATE BY EXECUTIVE, AND THAT EXECUTIVE FULLY UNDERSTANDS THE TERMS AND CONDITIONS CONTAINED HEREIN.**

(f) Compliance with Rules and Policies. Executive shall perform all services in accordance with the policies, procedures and rules established by the Company and the Board. In addition, Executive shall comply with all laws, rules and regulations that are generally applicable to the Company, its respective employees, directors and officers.

(g) Determinations by the Board. Notwithstanding anything in this Agreement to the contrary, the parties agree that in any case where a determination of any of Executive's rights under this Agreement is to be made by the Board (or any committee of the Board), if Executive is serving as a member of the Board at the time of such determination, Executive shall not participate in such determination and "Board" shall be read to mean the members of the Board other than Executive.

(h) Withholding Taxes. All amounts payable hereunder shall be subject to the withholding of all applicable taxes and deductions required by any applicable law.

(i) Entire Agreement. This Agreement constitutes the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and terminates and supersedes any and all prior agreements, understandings and representations, whether written or oral, by or between the parties hereto or their affiliates.

(j) Survival. The covenants set forth in Sections 6 and 11 (to the extent such constitute post-termination obligations) of this Agreement shall survive and shall continue to be binding upon Executive notwithstanding the termination of this Agreement for any reason whatsoever.

(k) Amendment and Waiver. The provisions of this Agreement may be amended or waived only with the prior written consent of the Company and Executive, and no course of conduct or course of dealing or failure or delay by any party hereto in enforcing or exercising any of the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement or be deemed to be an implied waiver of any similar or dissimilar requirement, provision or condition of this Agreement at the same or any prior or subsequent time. Pursuit by either party of any available remedy, either in law or equity, or any action of any kind, does not constitute waiver of any other remedy or action. Such remedies and actions are cumulative and not exclusive.

(l) Counterparts. This Agreement may be executed in two or more counterparts, all of which taken together shall constitute one instrument.

(m) Section References. Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose. The words Section and paragraph herein shall refer to provisions of this Agreement unless expressly indicated otherwise.

(n) No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring either party hereto by virtue of the authorship of any of the provisions of this Agreement.

(p) No Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended or shall be construed to give any person other than the parties to this Agreement and their respective heirs, executors, administrators, successors or permitted assigns any legal or equitable right, remedy or claim under or in respect of any agreement or any provision contained herein.

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have hereunto executed this Agreement as of the day and year first written above.

TEGO CYBER INC.

By: ______________________
Name: Shannon Wilkinson
Title: President & CEO
Date: July 26, 2022

EXECUTIVE

DocuSigned by:
By: Alissa Knight
Name: Alissa V. Knight
Date: July 26, 2022